SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest eventreported): January 22, 2004

TheraSense, Inc.
(Exact Name of Registrant as Specified In its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

000-33139	94-3267373
(Commission File Number)	(I.R.S. Employer Identification No.)

1360 South Loop Road, Alameda, California	94502
(Address of Principal Executive Offices)	(Zip Code)

(510) 749-5400
(Registrant’s Telephone Number, Iincluding Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

     On March 19, 2004, counsel for the parties to the lawsuit Alaska U.F.C.W. Pension Trust v. TheraSense, Inc., et al. entered into a memorandum of understanding in which they agreed upon the terms of a settlement of the litigation, which would include the dismissal with prejudice of all claims against all the defendants, including TheraSense and its directors. The proposed settlement is conditional upon, among other things, the execution of an appropriate Stipulation of Settlement, consummation of the merger under which TheraSense will be acquired by Abbott Laboratories and final approval of the proposed settlement by the Alameda County Superior Court. The proposed settlement contemplates that plaintiff’s lead counsel will apply to the court for an award of attorneys’ fees and costs in an amount of $785,000. These attorneys’ fees and costs will not be deducted from the merger consideration paid to TheraSense stockholders in connection with the acquisition by Abbott.

     In addition, in connection with the proposed settlement, TheraSense and Abbott have amended the Agreement and Plan of Merger dated as of January 12, 2004, among Abbott, Corvette Acquisition Corp. and TheraSense. The amendment reduces the termination fee payable from TheraSense to Abbott under the merger agreement from $44,500,000 to $30,000,000 and expands the circumstances in which TheraSense’s board of directors may furnish information and participate in discussions with a third party relating to an alternative acquisition of the Company. In addition, as part of the proposed settlement, TheraSense acknowledged that it had clarified certain disclosures in the proxy statement dated March 1, 2004, due to the institution of the lawsuit, which clarifications were included in the proxy statement when it was first sent to TheraSense’s stockholders.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (c) Exhibits.

2.2	Amendment No. 1 to the Agreement and Plan of Merger dated as of March 19, 2004, among Abbott Laboratories, Corvette Acquisition Corp. and TheraSense, Inc.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERASENSE, INC.

Date: March 19, 2004	By:	/s/ Charles T. Liamos

		Name: Title:	Charles T. Liamos Chief Operating Office and Chief Financial Officer